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                                                                 Exhibit 18
                                                                 ----------

                             PREFERABILITY LETTER
                      ON DISCRETIONARY ACCOUNTING CHANGE


Pacific Bell
140 New Montgomery
San Francisco, CA 94105

We are providing this letter for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for change in accounting from the "amortization" revenue recognition method to the "point of publication" method contained in Pacific Bell's Form 10-K for the year ended December 31, 1996. Based on our reading of the data and discussions with the Company officials of the business judgment and business planning factors relating to the change, we believe management's justification is reasonable. Accordingly (in reliance on management's determination regarding elements of business judgment and business planning), we concur that the new adopted accounting principle described above is preferable in Pacific Bell's circumstances to the method previously applied.


/s/ COOPERS & LYBRAND L.L.P.
San Francisco, California
February 27, 1997